Company Contact:	Investor Relations Contact:
Ms. Fan Zhou, Investor Relations Director	Mr. John Harmon, CFA, Sr. Account Manager
China TransInfo Technology Corp.	CCG Investor Relations
E-mail: ir@ctfo.com	E-mail: john.harmon@ccgir.com
Tel: + 86 10–5169 1657	Tel: +86 10–6561 6886 ext 807
Website: www.ccgirasia.com
For Immediate Release:

China TransInfo Announces Second-Quarter 2011 Results

Beijing, China – August 12, 2011, China TransInfo Technology Corp. (NASDAQ: CTFO) (“China TransInfo” or the “Company”), a leading provider of comprehensive intelligent transportation system (“ITS”) in China through its affiliate, China TransInfo Technology Group Co., Ltd. (the “Group Company”), today reported financial results for the second quarter ended June 30, 2011.

Second-Quarter 2011 Highlights:

  Revenue increased 53.4% year-over-year to $36.9 million

  Gross profit increased 10.4% year-over-year to $10.6 million

  Net income was $2.8 million, or $0.11 per diluted share

  Adjusted net income was $3.1 million, or $0.12 per diluted share(*)

  The Group Company’s subsidiary, Beijing Zhangcheng Science and Technology Co., Ltd. is working with Nissan Motor Co., Ltd. on a New Energy and Industrial Technology Development Organization (NEDO) project valued at JPY 340.9 million, or approximately $4.1 million.

  Awarded an RMB 20 million (approximately $3.0 million) contract to design and construct an Integrated Transportation Command & Control Center System (Phase I) (the “System”) in Shenzhen.

  Entered into a framework agreement to acquire 48,900 square meters of land located at Zhongguancun Innovation Park for the construction of office buildings for the Company and its subsidiaries, in exchange for an aggregate RMB 117,360,000 (approximately $17,984,553).

  Chairman and CEO Mr. Shudong Xia announced plans to purchase up to another $3 million of the Company’s common stock over a 12-month period.

“We are delighted to report another strong quarter for our business,” commented Mr. Xia. “We continued to experience strong demand for our entire line of highway and urban transportation information system products and services during the second quarter of 2011, which resulted in sustained growth in our revenues. Notably, our Electronic Toll Collection (“ETC”) segment has shown great momentum in the first half of 2011. We secured over RMB 10 million of contracts in Shandong, Yunnan and Sichuan provinces in the second quarter, which is a strong validation of our product performance and technology leadership. In China’s Twelfth Five-Year Plan, the Ministry of Transport of China requires the ETC system to cover 60% of the expressways in China by 2015, which represents over 6,000 ETC lanes and a capacity of over 5 million vehicles. The Plan provides tremendous opportunities for us to generate revenue from an increasing number of ETC applications.”

CTFO Reports Second Quarter 2011 Results	page 2

Second-Quarter 2011 Results

For the quarter ended June 30, 2011, revenue increased 53.4% to $36.9 million from $24.0 million in the year-ago quarter. The majority of the increase is attributable to a 52.1% increase in transportation revenue, mainly resulting from organic growth. Revenue from products and applications in the transportation business sector was $34.3 million, or 93.1% of total revenue, compared to $22.6 million, or 94.0% of total revenue, in the year-ago quarter. The remainder of revenue derived from Digital City, land and resources, and other business sectors.

Gross profit increased 10.4% to $10.6 million in the second quarter of 2011, as compared to $9.6 million in the year-ago quarter. The gross margin in the second quarter of 2011 decreased to 28.7% from 39.9% in the year-ago quarter, mainly due to our continuing efforts to expand the ITS business, which substantially increased sales, but on average resulted in a relatively lower gross-margin profile compared to the same period of 2010. On a sequential basis, the gross margin increased slightly in the second quarter versus the 28.5% margin achieved in the first quarter of 2011.

Selling, general and administrative expenses were $7.4 million, compared to $5.0 million in the second quarter of 2010. The increase was primarily due to the Company’s expanded operations and higher sales volume as well as enhanced marketing activities. As a result, operating income decreased to $3.2 million from $4.6 million in the second quarter of 2010.

Net income decreased 22.7% to $2.8 million, or $0.11 per diluted share, compared to $3.6 million, or $0.14 per diluted share, in the year-ago quarter. Adjusted net income, which excludes $0.3 million in non-cash stock based compensation expense and $0.05 million in intangible amortization expense from acquisitions, decreased 23.2% to $3.1 million, or $0.12 per diluted share, compared to $4.1 million, or $0.16 per diluted share, in the comparable period of 2010.(*) Weighted average diluted shares outstanding increased to 25.3 million shares from 25.1 million shares in the year-ago quarter.

Six-Month 2011 Results

Revenue for the six months ended June 30, 2011, increased 50.0% to $73.4 million compared to $48.9 million in the same period of 2010. Gross profit increased 15.8% to $21.0 million from $18.1 million a year ago. Operating income declined 12.1% to $7.3 million from $8.2 million in the first six months of 2010. Net income increased 7.2% to $5.8 million, or $0.23 per diluted share compared to net income of $5.4 million, or $0.22 per diluted share, in the first six months of 2010. Adjusted net income, which excludes non-cash stock based compensation expense of $0.6 million and amortization expense of intangibles from acquisitions of $0.1 million, increased 2.5% to $6.4 million, or $0.26 per diluted share, compared to $6.3 million, or $0.26 per diluted share, in the first six months of 2010.(*) Weighted average diluted shares outstanding increased to 25.3 million shares from 24.1 million shares in the first six months of 2010.

CTFO Reports Second Quarter 2011 Results	page 3

(*) Please refer to the table at the end of this press release for a reconciliation of net income and diluted EPS to exclude non-cash stock-based compensation and amortization expense of intangibles from acquisitions.

Financial Condition

As of June 30, 2011, cash and cash equivalents totaled $29.9 million compared to $43.9 million as of December 31, 2010. Working capital increased to $84.0 million compared to $73.8 million as of December 31, 2010. Stockholders’ equity was $133.7 million compared to $111.2 million as of December 31, 2010.

Recent Developments

On July 12, 2011, the Company entered into a government equity investment agreement with Zhongguancun Development Group (“Zhongguancun”), Beijing Marine Communication & Information Co., Ltd. (“Beijing Marine”), Zhongyuan Credit Guarantee Co., Ltd. (“Zhongyuan Credit”) and the Group Company’s majority-owned subsidiary, Beijing TranWiseway Information Technology Co., Ltd. (formerly China TranWiseway) regarding a RMB 50 million (approximately $7.69 million) cash investment in Beijing TranWiseway in exchange for a 10% equity interest. Following the first RMB 10 million (approximately $1.54 million) capital contribution, the Group Company will retain a 53.80% majority ownership of Beijing TranWiseway, Beijing Marine will own 14.68%, Zhongyuan Credit will own 29.35%, and Zhongguancun will own a 2.17% equity interest in Beijing TranWiseway. China TranWiseway Information Technology Co., Ltd. was recently renamed Beijing TransWiseway Information Technology Co., Ltd.

On April 15, 2011, China TransInfo Technology Group Co., Ltd. (the “Group Company”) entered into a framework agreement with Beijing Strong Science Park Development Co., Ltd. (“Beijing Strong”), pursuant to which Beijing Strong agreed to complete the development of a 48,900 square-meter block of land, located at Zhongguancun Innovation Park in exchange for an aggregate of RMB 117,360,000 (approximately $17,984,553) of which RMB 23,472,000 (approximately $3,596,911) has subsequently been paid. The Group Company intends to build office buildings for its own and its subsidiaries’ use to reduce its rental expenses over the long term. In addition, the Group Company expects to enter into a land-use rights transfer agreement to acquire the land-use rights over the land after the development has been completed

CTFO Reports Second Quarter 2011 Results	page 4

Business Outlook

China TransInfo has successfully developed a first-generation commercial vehicle monitoring and control platform for the Ministry of Transport. To date, the Company has recorded more than 900,000 vehicles registered on the platform and records 100,000 active users on a daily basis. The Company expects both the number of registrations and the number of active users to grow substantially by the end of 2011. The successful development of this platform is a concrete step for the Company to deploy a commercial-vehicle LBS service platform to tap an addressable market of over 10 million commercial vehicles and provide location-based services (LBS) as well as other value-added services. Following the installation of its commercial vehicle monitoring and controlling terminals in Hebei province and the rollout in other five provinces, the Company is encouraged that the commercial vehicle LBS business will contribute to revenues and gross profit in the foreseeable future.

Mr. Xia commented, “At the end of the second quarter, our sales backlog was approximately $189 million, compared to $183 million at the end of the first quarter of 2011. We signed roughly $43.4 million in contracts during the second quarter, benefiting from increased synergies with UNISITS. In 2011, we continue to expect revenue of $151 million to $159 million. However, we now expect adjusted net income, which excludes non-cash stock based compensation expense and amortization expense of intangibles from acquisitions, of $18 million to $21 million, which is lower than our previous forecast of $20 million to $24 million. This reduced adjusted net income guidance is primarily attributable to a shift in our strategy for the rollout of the commercial vehicle LBS business. Rather than seeking immediate revenue and profitability, we have elected to offer a low or no-cost grace period for new vehicles registered on our commercial vehicle service platform in order to address the national commercial vehicle LBS market in a more consumer-friendly manner, without imposing initial additional fees on users. Although this strategy will reduce our profitability in the near term, we expect it to maximize the opportunity to increase our user base, and therefore make an even-greater contribution to the bottom line in the longer term.”

Mr. Xia concluded, “We remain optimistic about our business throughout the rest of 2011. Alongside our strong market position in the China ITS industry, we are working to add services consistent with our business model. At the same time, we are committed to our longer-term strategy of expanding our presence in the commercial and consumer segments in order to produce a more balanced and scalable business portfolio.”

CTFO Reports Second Quarter 2011 Results	page 5

Conference Call

The Company will host a conference call on Friday, August 12, 2011 at 8:00 a.m. Eastern Daylight Time to discuss its financial results for the quarter ended June 30, 2011. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 759-2078. International callers should dial +1 (706) 643-0585. When prompted by the operator, enter conference pass code 90070517. A replay will be available for 14 days starting on Friday, August 12, 2011, at 11:00 a.m. Eastern Daylight Time and can be accessed by dialing (855) 859-2056. International callers should dial +1 (404) 537-3406. When prompted, enter conference pass code 90070517. An archived webcast of the call will be available on the Company’s website at http://www.chinatransinfo.com/WebCast.aspx?SortPId=5&SortId=44.

Use of Non-GAAP Financial Information

GAAP results for the three and six months ended June 30, 2011 and 2010 include non-cash share based compensation and amortization of intangible assets from acquisitions. To supplement the Company’s condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, which are adjusted net income and adjusted earnings per share, excluding the impact of these items in this release. The Company’s management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company’s historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company’s business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company’s management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of adjustments to GAAP results appears in Table 1 in this release.

CTFO Reports Second Quarter 2011 Results	page 6

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES

Table 1—Reconciliation of Non-GAAP Financial Data

	For the three months ended		For the three months ended
	June 30, 2011,		June 30, 2010,
	Net Income	Diluted EPS	Net Income	Diluted EPS
Amount per consolidated statement of operations	$2,789,396	$0.11	$3,609,917	0.14
Adjustments:
Amortization of intangible assets from acquisitions (1)	49,447	0.00	47,100	0.00
Non-cash share based compensation	291,077	0.01	416,278	0.02
Adjusted Amount	$3,129,920	$0.12	$4,073,296	$0.16

	For the six months ended		For the six months ended
	June 30, 2011,		June 30, 2010,
	Net Income	Diluted EPS	Net Income	Diluted EPS
Amount per consolidated statement of operations	$5,756,672	$0.23	$5,368,956	$0.22
Adjustments:
Amortization of intangible assets from acquisitions (1)	98,297	0.00	94,175	0.00
Non-cash share based compensation	594,014	0.02	830,765	0.03
Adjusted Amount	$6,448,983	$0.26	$6,293,896	$0.26

(1) Amortization of intangible assets from acquisitions of Beijing TransWiseway in 2008 and UNISITS in 2009.

About China TransInfo

China TransInfo, through its affiliate, the Group Company and the Group Company’s PRC operating subsidiaries, is primarily focused on providing urban and highway transportation management solutions and information services. The Company is a leading transportation information products and comprehensive solutions provider, and aims to be the largest real time transportation information service provider and major fleet management service provider in China. As the co-formulator of several transportation technology national standards, the Company owns nine patents and has won a majority of the model cases awarded by the PRC Ministry of Transport. As a result, the Company is playing a key role in setting the standards for transportation information solutions in China. For more information, please visit the Company’s website at http://www.chinatransinfo.com.

CTFO Reports Second Quarter 2011 Results	page 7

Safe Harbor Statement

This press release contains certain statements that may include “forward looking statements”. All statements other than statements of historical fact included herein are “forward-looking statements”. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

— FINANCIAL TABLES FOLLOW —

CTFO Reports Second Quarter 2011 Results	page 8

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES Condensed Consolidated Balance Sheets
	June 30,2011	December 31,
	(Unaudited)	2010
ASSETS
Cash and cash equivalents	$29,949,821	$43,916,597
Restricted cash	1,970,367	3,131,660
Accounts receivable, net of allowance for doubtful accounts of $94,583 and $92,794, respectively	35,771,781	26,881,280
Inventories	2,856,925	1,079,221
Costs and estimated earnings in excess of billings on uncompleted contracts	43,372,915	38,626,089
Prepaid expenses and other current assets	18,177,573	18,551,801
Other receivables	13,178,290	10,632,452
Deferred income tax assets	26,013	25,508
Total current assets	145,303,685	142,844,608
Property and equipment, net	10,818,069	10,878,276
Long-term prepayment for land use right	3,631,118	-
Long-term investments	9,609,218	8,760,692
Intangible assets, net	14,803,149	7,402,829
Goodwill	10,523,851	10,319,768
Other assets	383,086	319,679
Total assets	$195,072,176	$180,525,852
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$29,871,286	$32,296,459
Short-term borrowings from banks	11,602,500	13,728,850
Billings in excess of costs and estimated earnings on uncompleted contracts	9,851,088	14,080,475
Accrued expenses and other current liabilities	9,996,704	8,988,180
Total current liabilities	61,321,578	69,093,964
Other long-term liabilities	15,470	200,699
Total liabilities	61,337,048	69,294,663
Commitments and contingencies	-	-
Stockholders’ equity
Preferred stock, $0.001 par value per share, authorized 10,000,000 shares, no shares issued and outstanding at June 30, 2011 and December 31, 2010	-	-
Common stock, $0.001 par value per share, 150,000,000 shares authorized, 25,270,069 shares issued and outstanding	25,270	25,270
Additional paid-in capital	49,237,751	42,887,452
Retained earnings	53,174,153	47,417,481
Non-controlling interests	24,152,715	15,873,242
Accumulated other comprehensive income	7,145,239	5,027,744
Total stockholders’ equity	133,735,128	111,231,189
Total liabilities and stockholders’ equity	$195,072,176	$180,525,852

CTFO Reports Second Quarter 2011 Results	page 9

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2011	2010	2011	2010
Net sales	$73,373,897	$48,933,381	$36,874,738	$24,045,906
Cost of sales	52,404,305	30,818,236	26,298,267	14,463,937
Gross profit	20,969,592	18,115,145	10,576,471	9,581,969
Total operating expenses	13,718,623	9,867,176	7,397,564	4,999,719
Income from operations	7,250,969	8,247,969	3,178,907	4,582,250
Non-operating income (expense):
Interest income	86,343	76,928	46,617	46,442
Interest expense	(487,329)	(203,311)	(236,756)	(105,457)
Subsidy income	260,962	754,024	65,336	727,581
Other expense, net	113,881	(74,829)	38,405	(17,918)
Total non-operating income (expense)	(26,143)	552,812	(86,398)	650,648
Income before income taxes, non-controlling interests, and	7,224,826	8,800,781	3,092,509	5,232,898
gain on equity investments in affiliates
Income taxes	862,935	839,823	361,810	464,027
Net income before non-controlling interests and gain on equity investments in affiliates net income	6,361,891	7,960,958	2,730,699	4,768,871
Gain (loss) on equity investments in affiliates due to proportional shares of the affiliates net income (loss)	1,355,985	(301,589)	1,023,349	57,206
Net income before non-controlling interests	7,717,876	7,659,369	3,754,048	4,826,077
Non-controlling interests in net income of subsidiary	1,961,204	2,290,413	964,652	1,216,160
Net income	$5,756,672	$5,368,956	$2,789,396	$3,609,917
Weighted average number of shares of outstanding:
Basic	25,270,069	24,031,595	25,270,069	25,051,414
Diluted	25,273,317	24,088,927	25,273,195	25,096,523
Earnings per share:
Basic	$0.23	$0.22	$0.11	$0.14
Diluted	$0.23	$0.22	$0.11	$0.14
Comprehensive income
Net income including noncontrolling interest	7,717,876	7,659,369	3,754,048	4,826,077
Translation adjustments	2,117,495	341,398	1,483,308	340,372
Comprehensive income	$9,835,371	$8,000,767	$5,237,356	$5,166,449
Comprehensive income attributable to noncontrolling interest	$1,961,204	$2,290,413	$964,652	$1,216,160
Comprehensive income attributable to CTFO	$7,874,167	$5,710,354	$4,272,704	$3,950,289

CTFO Reports Second Quarter 2011 Results	page 10

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,756,672	$5,368,956
Adjustments to reconcile net income to net cash provided by operating activities:
Non-controlling interests	1,961,204	2,290,413
Depreciation and amortization expense	1,350,497	1,021,829
Stock-based compensation	634,040	843,481
Gain on equity investments in affiliates due to proportional shares of the affiliates net income	(1,355,985)	301,589
Gain on disposal of portion equity of subsidiary to noncontrolling interest	(40,479)	-
Dividends income	(14,782)	-
Loss on disposal of property and equipment	20,283	6,370
Bad debt expense	-	6,677
(Increase) Decrease in assets:
Restricted cash	1,210,652	(1,328,611)
Accounts receivable	(8,272,988)	(7,277,274)
Inventories	(1,738,309)	(55,123)
Prepaid expenses and other current assets	731,880	(3,950,462)
Other receivables	(1,720,024)	(1,596,043)
Cost of estimated earnings in excess of billings on uncompleted contracts	(3,942,025)	(1,673,328)
Other assets	(56,498)	(2,451,029)
(Decrease )Increase in liabilities:
Accounts payable	(2,270,555)	2,824,509
Billings in excess of costs and estimated on uncompleted contracts	(4,461,510)	(5,966,489)
Accrued expenses and other current liabilities	(794,710)	77,457
Other long-term liabilities	15,311	-
Net cash used in operating activities	(12,987,326)	(11,557,078)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of property and equipment	19,114	17,409
Purchases of property and equipment	(1,597,311)	(420,344)
Payments for acquisition of companies	(202,565)	(258,761)
Purchases of intangible assets	(651,593)	(888,986)
Payments for land use right	(3,593,798)	-
Dividends from equity or cost investees	14,782	50,973
Net cash used in investing activities	(6,011,371)	(1,499,709)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings	6,889,950	4,474,045
Payments of short-term borrowings	(9,263,155)	(3,080,490)
Non-controlling interest shareholders’ capital contribution	6,698,563	-
Proceeds from issuing common stocks	-	10,000,000
Payments of transaction costs related to stock issuance	-	(610,439)
Net cash provided by financing activities	4,325,358	10,783,116
Effect of foreign currency translation	706,563	98,088
Net decrease in cash and cash equivalents	(13,966,776)	(2,175,583)
Cash and cash equivalents – beginning of period	43,916,597	27,400,420
Cash and cash equivalents – end of period	$29,949,821	$25,224,837
Supplemental disclosures of cash flow information:
Interest paid	$390,693	$90,874
Income taxes paid	$1,103,885	$447,795
Supplemental disclosures of cash flow for non-cash transaction:
Dividends receivable from equity or cost investees	$694,791	$-
Non-controlling interest shareholders’ capital contribution	$114,833	$-

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